Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-146391 of (i) our report dated April 27, 2007 relating to the financial statements of Resolute Energy Partners Predecessor, (ii) our report dated September 27, 2007 relating to the balance sheet of Resolute Energy Partners, LP and (iii) our report dated September 27, 2007 relating to the balance sheet of Resolute Energy GP, LLC, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Denver, Colorado
November 8, 2007